154 Contract of sale for New York         Distributed by Julius Blumberg, Inc.
office, commercial and multi-family                                  NYC 10013
residential premises.
2-95

Prepared by the Real Property Committee of the Association of the Bar of the City of New York

NOTE: This form is intended to cover matters common to most transactions. Provisions should be added, altered or deleted to suit the circumstances of a particular transaction.

 Contract of Sale--Office, Commercial and Multi-Family Residential Premises

                         Table of Contents

Section 1.     Sale of premises and acceptable title
Section 2.     Purchase price, acceptable funds, existing mortgages, purchase money mortgage, escrow of downpayment and foreign persons
Section 3.     The closing
Section 4.     Representations and warranties of seller
Section 5.     Acknowledgments of purchaser
Section 6.     Seller's obligations as to leases
Section 7.     Responsibility for violations
Section 8.     Destruction, damage or condemnation
Section 9.     Covenants of seller
Section 10.    Seller's closing obligations
Section 11.    Purchaser's closing obligations
Section 12.    Apportionments
Section 13.    Objections to title, failure of seller or purchaser to perform and vendee's lien
Section 14.    Broker
Section 15.    Notices
Section 16.    Limitations on survival of representations, warranties, covenants and other obligations
Section 17.    Gains tax and miscellaneous provisions
Signatures and receipt by escrowee
Schedule A.    Description of premises (to be attached)
Schedule B.    Permitted exceptions
Schedule C.    Purchase price
Schedule D.    Miscellaneous
Schedule E.    Rent schedule (to be attached)

      CONTRACT dated July 10, 1996, between

ANDAL CORP., a New York corporation, having an address at 909 Third Avenue, New York, New York

("Seller") and

FAM, LLC, a Delaware limited liability company, having an address at c/o Milstein Properties, 1271 Avenue of the Americas, New York, New York 10020, Attn .: Edwin V , Petz , Esq .

("Purchaser").

      Seller and Purchaser hereby covenant and agree as follows:

Section 1.     Sale of Premises and Acceptable Title

     Subsection 1.01.    Seller shall sell to Purchaser, and Purchaser shall
purchase from Seller, at the price and upon the terms and conditions set forth in this contract: (a) the parcel of land more particularly described in Schedule A attached hereto ("Land"); (b) all buildings and improvements situated on the Land (collectively, "Building"); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and
(e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building (collectively, "Premises"). The Premises are located at or known as

1110-1112 First Avenue, New York, New York
Tax Lot 46, Block 1455.

     Subsection 1.02.    Seller shall convey and Purchaser shall accept fee
simple title to the Premises in accordance with the terms of this contract, subject only to: (a) the matters set forth in Schedule B attached hereto (collectively, "permitted Exceptions"); and and as First American Title is willing to ensure as provided ln Schedule D hereto.

Section 2.     Purchase Price, Acceptable Funds, Existing Mortgages, Purchase
                    Money Mortgage, Escrow of Downpayment and Foreign Persons

     Subsection 2.01.     [Deleted]

     SEE RIDER

     Subsection 2.02.    All monies payable under this contract, unless
otherwise specified in this contract, shall be paid by (a) certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York; (b) official bank checks drawn by any such banking institution, payable to the order of Seller, or (c) Federal Funds wire transfer, except that uncertified checks of Purchaser payable to the order of Seller up to the amount of one-half of one percent of the purchase price shall be acceptable for sums payable to Seller at the Closing.

     Subsection 2.05.    (a)  If the sum paid under paragraph (a) of Schedule
C or any other sums paid on account of the Purchase Price prior to the Closing (collectively, "Downpayment") are paid by check or checks drawn to the order of and delivered to Seller's attorney or another escrow agent ("Escrowee"), the Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section. Escrowee need not hold such proceeds in an interest-bearing account, but if any interest is earned thereon, such interest shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the parties are either set forth in Schedule D or shall be furnished to Escrowee upon request. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court. However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Land is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities here under.

                     (b) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

                              (c)  Escrowee has acknowledged agreement to
these provisions by signing in the place indicated on the signature page of this contract.

     Subsection 2.06.    In the event that Seller is a "foreign person" as
defined in Internal Revenue Code Section 1445 and regulations issued thereunder (collectively, the "Code Withholding Section"), or in the event that Seller fails to deliver the certification of non-foreign status required under Subsection 10.12(c), or in the event that Purchaser is not entitled under the Code Withholding Section to rely on such certification, Purchaser shall deduct and withhold from the Purchase Price a sum equal to ten percent (10% ) thereof and shall at Closing remit the withheld amount with Forms 8288 and 8288A (or any successors thereto) to the Internal Revenue Service; and if the cash balance of the Purchase Price payable to Seller at the Closing after deduction of net adjustments, apportionments and credits (if any) to be made or allowed in favor of Seller at the Closing as herein provided is less than ten percent (10%) of the Purchase Price, Purchaser shall have the right to terminate this contract, in which event Seller shall refund the Downpayment to Purchaser and shall reimburse Purchaser for title examination and survey costs as if this contract were terminated pursuant to Subsection 13.02. The right of termination provided for in this Subsection 2.06 shall be in addition to and not in limitation of any other rights or remedies available to Purchaser under applicable law.

Section 3.     The Closing

     Subsection 3.01.    Except as otherwise provided in this contract, the
closing of title pursuant to this contract ("Closing") shall take place on the scheduled date and time of closing specified in Schedule D (the actual date of the Closing being herein referred to as "Closing Date") at the place specified in Schedule D.

Section 4.     Representations and Warranties of Seller

     Seller represents and warrants to Purchaser as follows:

     Subsection 4.01.    Unless otherwise provided in this contract, Seller is
the sole owner of the Premises.

     Subsection 4.10.    The assessed valuation and real estate taxes set forth
in Schedule D, if any, are the assessed valuation of the Premises and the taxes paid or payable with respect thereto for the fiscal year indicated in such schedule. Except as otherwise set forth in Schedule D, there are no tax abatements or exemptions affecting the Premises.

     Subsection 4.13.    Except as otherwise set forth in Schedule D, Seller
has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises.

     Subsection 4.14.    Seller is not a "foreign person" as defined in the
Code Withholding Section.

Section 5.     Acknowledgments of Purchaser

     Purchaser acknowledges that:

     Subsection 5.01.    Purchaser has inspected the Premises, is fully
familiar with the physical condition and state of repair thereof, and, subject to the provisions of Subsection 7.01, Subsection 8.01, and Subsection 9.04, shall accept the Premises "as is" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this contract.

     Subsection 5.02.    Before entering into this contract, Purchaser has made
such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary. In entering into this contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller which are nol expressly set forth in this contract, whether or not any such representations, warranties or statements were made in writing or orally.

Section 6.     Seller's Obligations as to Leases

     Subsection 6.01.    Unless otherwise provided in a schedule attached to
this contract, between the date of this contract and the Closing, Seller shall not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld: (a) amend, renew or extend any Lease in any respect, unless required by law; (b) grant a written lease to any tenant occupying space pursuant to a Tenancy; or (c) terminate any lease or Tenancy except by reason of a default by the tenant thereunder.

     Subsection 16.02.   Unless otherwise provided in a schedule attached to
this contract, between the date of this contract and the Closing, Seller shall not permit occupancy of, or enter into any new lease for, space in the Building which is presently vacant or which may hereafter become vacant without first giving Purchaser written notice of the identity of the proposed tenant, together with (a) either a copy of the proposed lease or a summary of the terms thereof in reasonable detail and (b) a statement of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof. If Purchaser objects to such proposed lease, Purchaser shall so notify Seller within 4 business days after receipt of Seller's notice if such notice was personally delivered to Purchaser, or within 7 business days after the mailing of such notice by Seller to Purchaser, in which case Seller shall not enter into the proposed lease. Unless otherwise provided in a schedule attached to this contract, Purchaser shall pay to Seller at the Closing, in the manner specified in Subsection 2.02, the rent and additional rent that would have been payable under the proposed lease from the date on which the tenant's obligation to pay rent would have commenced if Purchaser had not so objected until the Closing Date, less the amount of the brokerage commission specified in Seller's notice and the reasonable cost of decoration or other work required to be performed by the landlord under the terms of the proposed lease to suit the premises to the tenant's occupancy ("Reletting Expenses"), prorated in each case over the term of the proposed lease and apportioned as of the Closing Date. If Purchaser does not so notify Seller of its objection, Seller shall have the right to enter into the proposed lease with the tenant identified in Seller's notice and Purchaser shall pay to Seller, in the manner specified in Subsection 2.02, the Reletting Expenses, prorated in each case over the term of the lease and apportioned as of the later of the Closing Date or the rent commencement date. Such payment shall be made by Purchaser to Seller at the Closing. In no event shall the amount so payable to Seller exceed the sums actually paid by Seller on account thereof.

     Subsection 6.03.    If any space is vacant on the Closing Date, Purchaser
shall accept the Premises subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this contract. Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser's prior written consent. Seller shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Premises.

     Subsection 6.04.    Seller does not warrant that any particular Lease or
Tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or Tenancy prior to the Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

Section 7.     Responsibility for Violations

Section 8.     Destruction, Damage or Condemnation

     Subsection 8.01.    The provisions of Section 5-1311 of the General
Obligations Law shall not apply to the sale and purchase provided for in this contract.

Section 9.     Covenants of Seller

     Seller covenants that between the date of this contract and the Closing:

     Subsection 9.02.    Seller shall not modify or amend any Service Contract
or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than 30 days' notice.

     Subsection 9.05.    Seller shall not withdraw settle or otherwise
compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof which obligation shall survive the Closing

     Subsection 9.06.    Seller shall allow Purchaser or Purchaser's
representatives access to the Premises, the Leases and other documents required to be delivered under this contract upon reasonable prior notice at reasonable times.

Section 10.    Sellers Closing Obligations

     At the Closing, Seller shall deliver the following to Purchaser:

     Subsection 10.01.   A statutory form of bargain and sale deed without
covenant against grantor's acts, containing the covenant required by Section 13 of the Lien Law and properly executed in proper form for recording so as to convey the title required by this contract.

     Subsection 10.02.   All Leases in Seller's possession.

     Subsection 10.04.   A schedule updating the Rent Schedule and setting
forth all arrears in rents and all prepayments of rents.

     Subsection 10.11.   Such affidavits as Purchaser's title company shall
reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name.

     Subsection 10.12    (a)  Checks to the order of the appropriate officers
in payment of all applicable real properly transfer taxes and copies of any required tax returns therefor executed by Seller which checks shall be certified or official bank checks if required by the taxing authority unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, (b) the Tentative Assessment and Return or Statement of No Tax Due or affidavit (whichever is applicable) and the checks and other items (if any) required under Subsection 17-09(a), and (c) a certification of non-foreign status in form required by the Code Withholding Section signed under penalty of perjury. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

     Subsection 10.14.   An original letter executed by Seller or by his agent
advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

     Subsection 10.16.   If Seller is a corporation and if required by Section
909 of the Business Corporation Law, a resolution of Seller's board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law. The deed referred to in Subsection 10.01 shall also contain a recital sufficient to establish compliance with such law.

     Subsection 10.17.   Possession of the Premises in the condition required
by this contract, subject to the Leases and Tenancies.

     Subsection 10.18.   Any other documents required by this contract to be
delivered by Seller.

Section 11.    Purchaser's Closing Obligations

     At the Closing, Purchaser shall:

     Subsection 11.01.   Deliver to Seller checks in payment of the portion of
the Purchase Price payable at the Closing, as adjusted for apportionments under Section 12.

     Subsection 11.03.   Deliver to Seller an agreement indemnifying and
agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits to the extent paid, credited or assigned to Purchaser under Subsection 10.03.

     Subsection 11.04.   Cause the deed to be recorded, duly complete all
required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

     Subsection 11.05    Deliver any other documents required by this contract
to be delivered by Purchaser.

Section 12.    Apportionments

     Subsection 12.01.   The following apportionments shall be made between the
parties al the Closing as of the close of business on the day prior to the Closing Date pursuant to the Customs and Practices of the Real Estate Board of New York in effect on the date hereof:

          (a)  prepaid rents and Additional Rents (as defined in Subsection
12.03).

     Subsection 12.02.   If any tenant is in arrears in the payment of rent on
the Closing Date rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first to the month preceding the month in which the Closing occurred; (b) then to the month in which the Closing occurred; (c) then to any month or months following the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof shall be promptly paid to the other party, which obligation shall survive the Closing.

     Subsection 12.03.   If any tenants are required to pay percentage rent,
escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller's proportionate share thereof, less a proportionate share of any reasonable al attorneys' fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all payments of rent and Additional Rent then due to Purchaser pursuant to the tenant's Lease, which obligation shall survive the Closing.

Section 13. Objections to title, Failure of Seller or Purchaser to Perform and Vendee's Lien

     Subsection 13.01.   Purchaser shall promptly order an examination of title
and shall cause a copy of the title report to be forwarded to Seller's attorney upon receipt. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up lo 60 days or until the expiration date of any written commitment of Purchaser's lender delivered lo Purchaser prior to the scheduled date of Closing, whichever occurs first, to remove any defects in or objections to title noted in such title report and any other defects or objections which may be disclosed on or prior to the Closing Date.

     Subsection 13.02.   If Seller shall be unable to convey title to the
Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the reasonably estimated cost to cure the same (up to the Maximum Expense described below), but without any other credit or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this contract and the sole liability of Seller shall be to refund the Downpayment to Purchaser and to reimburse Purchaser for the net cost of title examination, but not to exceed the net amount charged by Purchaser's title company therefor without issuance of a policy, and the net cost of updating the existing survey of the Premises or the net cost of a new survey of the Premises if there was no existing survey or the existing survey was not capable of being updated and a new survey was required by Purchaser's lender. Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 14. Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D (or if none is so specified, the Maximum Expense shall be one-half of one percent of the Purchase Price) to cure any title defect or to enable Seller otherwise to comply with the provisions of this contract, but the foregoing shall not permit Seller to refuse to pay off at the Closing, to the extent of the monies payable at the Closing, mortgages on the Premises, other than Exiling Mortgages, of which Seller has actual knowledge.

     Subsection 13.03.   Any unpaid taxes, assessments, water charges and sewer
rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with Subsection 2.02. If Purchaser's title insurance company is willing to insure both Purchaser and Purchaser's lender, if any, that such charges, liens and encumbrances will not be collected out of or enforced against the Premises, then, unless Purchaser's lender reasonably refuses to accept such insurance in lieu of actual payment and discharge, Seller shall have the right in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure. In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

     Subsection 13.04.   If Purchaser shall default in the performance of its
obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain.

     Subsection 13.05.   Purchaser shall have a vendee's lien against the
Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this contract.

Section 14.    Broker

     Subsection 14.01.   If a broker is specified in Schedule D, Seller and
Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D. The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D. If no broker is specified in Schedule D, the parties acknowledge that this contract was brought about by direct negotiation between Seller and Purchaser and that neither Seller nor Purchaser knows of any broker entitled to a commission in connection with this transaction. Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph. The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

Section 15.    Notices

Section 16.    Limitations on Survival of Representations, Warranties, Covenants
and other           Obligations

     Subsection 16.01.   Except as otherwise provided in this contract, no
representations, warranties, covenants or other obligations of Seller set forth in this contract shall survive the Closing, and no action based thereon shall be commenced after the Closing. The representations, warranties, covenants and other obligations of Seller set forth in Subsection 4.03, Subsection 6.01 and Subsection 6.02 shall survive until the Limitation Date specified in Schedule D (or if none is so specified, the Limitation Date shall be the date which is six months after the Closing Date), and no action based thereon shall be commenced after the Limitation Date.

     Subsection 16.02.   The delivery of the deed by Seller, and the acceptance
thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 17.    Gains Tax and Miscellaneous Provisions

     Subsection 17.01.   Purchaser shall not assign this contract or its rights
hereunder without the prior written consent of Seller. No permitted assignment of Purchaser's rights under this contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee. The term "Purchaser" shall be deemed to include the assignee under any such effective assignment.

     Subsection 17.02.   This contract embodies and constitutes the entire
understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract. Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

     Subsection 17.03.   This contract shall be governed by, and construed in
accordance with, the law of the State of New York.

     Subsection 17.04.   The captions in this contract are inserted for
convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

     Subsection 17.05.   This contract shall be binding upon and shall inure to
the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

     Subsection 17.06.   This contract shall not be binding or effective until
properly executed and delivered by Seller and Purchaser.

     Subsection 17.07.   As used in this contract, the masculine shall include
the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

     Subsection 17.08.   If the provisions of any schedule or rider to this
contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail. Set forth in Schedule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

     Subsection 17.09.   (a)  Seller and Purchaser agree to comply in a timely
manner with the requirements of Article 31-B of the Tax Law of the State of New York and the regulations applicable thereto, as the same from time to time may be amended (collectively, the "Gains Tax Law"). Purchaser agrees to deliver to Seller a duly executed and acknowledged Transferee Questionnaire simultaneously with the execution of this contract or within five (5) business days after subsequent written request from Seller or Seller's attorney. At the Closing, Seller shall deliver (I) an official Statement of No Tax Due or (ii) an official Tentative Assessment and Return accompanied by a certified check or official bank check drawn on any banking institution described in Subsection 2.02(a), payable to the order of the State Tax Commission in the amount of the tax shown to be due thereon (it being understood, however, that if Seller has duly elected to pay such tax in installments, the amount so required to be paid shall be the minimum installment of such tax then permitted to be paid), or
(iii) if applicable, a duly executed and acknowledged affidavit in form permitted under the Gains Tax Law claiming exemption therefrom.

                     (b) Seller agrees (I) to pay promptly any installment(s) or additional tax due under the Gains Tax Law, and interest and penalties thereon, if any, which may be assessed or due after the Closing,
(ii) to indemnify and save the Purchaser harmless from and against any of the foregoing and any damage, liability, cost or expense (including reasonable attorneys' fees) which may be suffered or incurred by Purchaser by reason of the non-payment thereof, and (iii) to make any other payments and execute, acknowledge and deliver such further documents as may be necessary to comply with the Gains Tax Law.

                    (c) If this contract is assignable by Purchaser, no assignment of any rights hereunder shall be effective unless every assignor and assignee complies in a timely manner with the requirements of the Gains Tax Law applicable to the assignment transaction and unless an assignor or assignee delivers to Seller at or before the Closing the applicable items referred to in subparagraph (a) of this Section, all as may be required as a prerequisite to the recording of the deed. In addition to making the payments and delivering the instruments and documents referred to above, Purchaser and any assignor or assignee of this contract shall promptly (I) make any other payments and (ii) execute, acknowledge and deliver such further documents and instruments as may be necessary to comply with the Gains Tax Law.

                    (d)  Purchaser, if request is made within a
reasonable time prior to the Closing Date, shall provide at the Closing a separate certified or official bank check drawn on any banking institution described in Subsection 2.02(a) in the amount of the tax shown to be due on the official Tentative Assessment and Return, which amount shall be credited against the balance of the Purchase Price payable at the Closing.

                    (e) The provisions of this Subsection 17.09 shall survive the delivery of the deed.

     See Rider attached hereto.

IN WITNESS WHEREOF, the parties hereto have executed this contract as of the date first above written.

                              Seller:
                              ANDAL CORP.

                              By:  /s/ Michael S. Huber
                                   Michael S. Huber
                                   Senior Vice President

                              Purchaser:

                              FAM, LLC

                              By:  Builtland Associates, Member

                              By:  /s/ Paul Milstein
                                   Paul Milstein
                                   General Partner

Receipt by Escrowee

The undersigned Escrowee hereby acknowledges receipt of $100.00, by check subject to collection, to be held in escrow pursuant to Subsection 2.05.

ESANU KATSKY KORINS & SIGER

By:  /s/ Randolph Amengual
     Randolph Amengual, Partner

                          Schedule A

                    DESCRIPTION OF PREMISES

       (to be attached separately and to Include tax map designation)


                         Schedule B

                     PERMITTED EXCEPTIONS

     1. Zoning regulations and ordinances which are not violated by the existing structures or present use thereof and which do not render title uninsurable.

     2. Consents by the Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.

     4. Leases and Tenancies specified in the Rent Schedule and any new leases or tenancies not prohibited by this contract.

     5. Unpaid Installments of assessments not due and payable on or before the Closing Date.

     6. Financing statements, chattel mortgages and liens on personally filed more than 5 years parlor to the Closing Date and not renewed, or filed against property or equipment no longer located on the Premises or owned by Tenants

     7. (a) Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that none of such rights imposes any monetary obligation on the owner or the Premises.

           (b) Encroachments of stoops, areas, cellar steps, tram cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining properly over the Premises

          (c) Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises

          (d) Any state of facts that an accurate survey would disclose, provided that such facts do not render title unmarketable. For the purposes of this contract, none of the facts shown on the survey, if any, identified below shall be deemed to render title unmarketable, and Purchaser shall accept title subject thereto:

          (e) Matters set forth in Schedule B of the Title Report issued by First American Title Insurance Company of New York related May 29, 1996 bearing title number 135-NYNY-16334-3.

 Schedule C

PURCHASE PRICE

           Schedule D

         MISCELLANEOUS

1.   Title Insurer designed by the parties (Subsection 1.02)

     First American Title Insurance Company of New York

5.   Seller's tax identification number (Subsection 2.05):

     13-2571394

6.   Purchaser's tax identification number (Subsection 2.05):


7.   Scheduled time and date of Closing (Subsection 3.01)

     July 15, 1996  at 10:00 a.m.

8.   Place of Closing (Subsection 3.01):

     Esanu Katsky Korlns & Siger

14.  Maximum Expense of Seller to cure title defects, etc. (Subsection
13.02):

     $10,000.00

15.  Broker, if any (Subsection 14.01)

     None

18.  Limitation Date for actions based on Seller's surviving representations
and other      obligations (Subsection 16.01):

     one (1) year

19.  Additional Schedules or Riders (Subsection 17.08):

     Schedule E
     RENT SCHEDULE
     (to be attached separately)

                           SCHEDULE A


ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of Sixty-First Street and the easterly side of First Avenue;

RUNNING THENCE easterly along the southerly side of Sixty-First Street, 300 feet;

THENCE southerly parallel with First Avenue, 100 feet 5 inches to the center line of the block;

THENCE westerly along the centre line of the block and parallel with Sixty-First Street, 300 feet to the easterly side of First Avenue; and

THENCE northerly along the easterly side of First Avenue, 10 feet 5 inches to the point or place of BEGINNING.

                         RENT SCHEDULE

                           SCHEDULE E


     1. Agreement of Lease by and between Schnurmacher Corp. ("Schnurmacher") and Kinney System, Inc. ("KSI") dated June 19, 1979, as amended by that certain Amendment of Lease between Schnurmacher and KSI dated October 24, 1979 and by those certain letter agreements between Schnurmacher and KSI respectively dated August 1, 1979, October 24, 1979, November 21, 1980 and March 11, 1982, as assigned by KSI to Andal Corp. (formerly known as National Kinney Corp.) by Assignment of Lease dated as of August 1, 1982, and as further amended by Amendment of Lease dated as of August 1, 1982 between Schnurmacher and Andal Corp., a Memorandum of which Lease was recorded in the Office of the City Register, New York County, on November 22, 1982 in Reel 651, Page 203, which Lease has heretofore been further assigned by Andal Corp. to Drivensnow, Inc. by Lease Assignment and Assumption Agreement dated December 27, 1984, recorded in the Office of the City Register, New York County, on January 4, 1985 in Reel 862, Page 1655, reconveyed by operation of law to Andal Corp. on August 30, 1988 upon the merger of Drivensnow, Inc. into Andal Corp., further assigned by Andal Corp. to UBC Virginia Corporation ("UBC") by Assignment of Lease dated as of July 3, 1990, recorded in the Office of the City Register, New York County, on July 10, 1990 in Reel 1708, Page 1932, and reconveyed by operation of law to Andal Corp. on March 15, 1996 upon the merger of UBC into Andal Corp. (hereinafter referred to as the "Lease").

     2.   Agreement of Lease by and between Schnurmacher and Atlas Auto
Rental Corp. ("Atlas"), dated May 2, 1969 as amended by an Amendment Renewal and Extension Agreement, dated October 12, 1978 (the "Atlas Sub-sublease"). The Atlas Sub-sublease was purportedly amended pursuant to amendments dated as of August 1, 1990 and July 1, 1995, respectively. Seller did not consent to these amendments.

     3. Sublease from Andal Corp. to KSI, dated August 1, 1982 as amended by agreement dated September 19, 1990, and by First Amendment to Sublease, dated October 30, 1990, between Andal Corp. and Kinney Parking Inc. ("KPI") (the "Kinney Sublease"). KSI purportedly assigned the Kinney sublease to KPI, although certain other documents refer to Kinney Central Park South, Inc. ("KCP") as the sublessee under the Kinney Sublease. KSI, KPI and KCP are hereinafter sometimes referred to interchangeably as "Kinney".

     4. By letter dated July 29, 1994 to Randall T. Sims of KSI, Joseph E. Browdy, Esq. of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Seller, delivered inter alia, in escrow, Seller's consent to the assignment of KSI's interest in the Kinney Sublease to KCP and to a certain sub-sublease from KCP to Club Services Management, Inc. ("Club Services"), dated July 28, 1994, which documents remain in escrow. Seller has heretofore been advised that the escrowed sub-sublease to Club Services was assigned by Club Services to First Avenue Nite Club Corp.

#35608

                   RIDER TO CONTRACT OF SALE
               BETWEEN ANDAL CORP. ("SELLER") AND
          FAM, LLC, ("PURCHASER") DATED July 10, 1996


     1.   PURCHASE PRICE. The Purchase Price for the Premises is
($9,100,000.00) and
consists of the following:

     (a) One Hundred and No/100 ($100.00) Dollars paid simultaneously herewith to Escrowee as a deposit on the purchase of the Premises (the "Deposit").

     (b) a cancellation of a certain indebtedness in the amount of $5,571,284 together with all accrued interest thereon, originally due Alan N. Cohen, Paul Milstein and Frankhill Associates pursuant to a loan agreement dated as of July 5, 1990 (the "July 5, 1990 Loan") and now held by Purchaser.

     (c) a cancellation of a certain indebtedness in the amount of $3,300,000 together with all accrued interest thereon, evidenced by loans due Alan N. Cohen Family Company LLC, Frankhill Associates and Paul Milstein, pursuant to a demand note given May 8, 1996 (the "May 8, 1996 Loan") and now held by Purchaser.

     (d) $228,616 by unendorsed certified check payable to Seller, subject to prorations.

     (e) In addition to the consideration set forth in (a), (b) and (c) above, Seller shall be entitled to the following contingent consideration:

          (I) If within the one (1) year period following the date on which the Premises are conveyed to Purchaser, (I) all or any portion of the Premises were further transferred to a bona fide third-party or (ii), an agreement to transfer all or any portion of the Premises to a bona fide third-party is executed and delivered and such transfer ultimately occurs, then in either of such events, Purchaser shall pay to Seller fifty (50%) percent of the amount by which the "Net Proceeds" (hereinafter defined) attributable to the sale of all or any portion of the Premises exceeds Ten Million Dollars ($10,000,000) (such payment being hereinafter referred to as the "Additional Consideration"). "Net Proceeds" shall mean the gross purchase price attributable to the sale of all or any portion of the Premises plus the then fair market value of any of the Premises retained by Purchaser in connection with a partial sale less any and all transaction costs, taxes and all other expenses of Purchaser relating to the sale of all or any portion of the Premises, including, without limitation, brokerage commissions, reasonable attorneys' fees and transfer taxes. In no event shall the Additional Consideration exceed Three Million Dollars ($3,000,000).

          (ii) Any payments required under this Paragraph shall be made promptly after the transfer giving rise to such obligation. Purchaser shall notify Seller of any contemplated transfer of all or any portion of the Premises no later than thirty (30) days prior to the date of such transfer or the execution and delivery of any agreement to transfer, whichever occurs first.

          (iii) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all loss, cost, liability and expense which Seller shall incur as a result of Purchaser's failure to comply with the terms of this Paragraph including, without limitation, reasonable attorney's fees and other costs of collection incurred in enforcing the terms of this Agreement.

          (iv) The terms of this Paragraph shall survive the transfer of all or any portion of the Premises to Purchaser, but any action based thereon must be instituted within one (1) year after the later to occur of (I) the date of such transfer or (ii) the date on which Seller is notified in writing that such transfer has occurred.

          (v) If the parties are unable to agree on any matter contained in this Paragraph 1 relevant to the determination of Additional Consideration to be paid hereunder including, without limitation, (I) the determination of the fair market value of all or any portion of the Premises in connection with a sale, (ii) the value of any consideration, other than cash, received by Purchaser in connection with a sale of all or any portion of the Premises and
(iii) the allocation of values as between the Premises and other assets sold by Purchaser in connection with a sale, then either party may apply to the local office of the American Arbitration Association or any organization which is the successor thereof (the "AAA") for appointment of an arbitrator (the "Arbitrator") to resolve such matter or make such determination. If the AAA shall not then exist or shall fail, refuse or be unable to act such that the Arbitrator is not appointed by the AAA within thirty (30) days after application therefor, then either party may apply to the presiding Justice of the Appellate Division of the Supreme Court of the State of New York (First Department) (the "Court") for the appointment of the Arbitrator and the other party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment. If any Arbitrator appointed hereunder shall be unwilling or unable, for any reason, to serve, or to continue to serve, a replacement arbitrator shall be appointed in the same manner as the original Arbitrator. The arbitration decision shall be conclusive and binding on the parties absent manifest error. Each party shall pay its own fees and expenses relating to the arbitration. Each party shall pay one-half (1/2) of the fees and expenses of the AAA and of the Arbitrator.

     2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

          (a) Seller is not a party to, or bound by, any agreement, arrangement, contract commitment or understanding, whether written or oral, express or implied, other than this Agreement and the Lease and the subleases referred to in Paragraph 4(e) below, relating to the sale, conveyance, transfer or encumbrance of the Premises.

          (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.
          (c) Neither the execution and delivery of this Agreement by Seller nor the consummation of the contemplated transactions will (I) violate any provisions of the articles of incorporation or by-laws of Seller or (ii) violate, conflict with or result in the breach or termination of or constitute a default under the terms of, any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Seller is a party or by which Seller may be bound or by which any of Seller's properties or assets may be bound.

          (d) This Agreement has been duly authorized, executed and delivered by Seller, and Seller has full, complete and unrestricted power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. All acts required to be taken by or on the part of Seller to carry out this Agreement and the transactions contemplated by this Agreement have been duly and properly taken. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Seller in connection with the execution of this Agreement or the performance of its terms or if such consent is required, it has been obtained.

          (e) Seller has delivered to Purchaser or its attorneys (or made available for their review) true and complete copies of all leases and occupancy agreements (to the extent in Seller's possession) referred to on Schedule E hereto. Seller shall not renew, modify or extend any of the leases referred to on Schedule E or enter into any new leases in respect of the Premises while this Agreement is in full force and effect. Other than the documents and occupancies referred to on Schedule E, there are no leases, tenancies or other occupancy agreements to which Seller is a party or by which Seller may be bound for any portion of the Premises.

          (f) All rents and other charges due under the Lease (as defined in Schedule E) have been paid, there are no arrearages and all obligations to be performed by Seller under the Lease have been performed.

          (g) All rents and other charges under the Kinney Sublease (as defined in Schedule E) have been paid and there are no arrearages.

          (h) Seller has not received any written notices from KSI that Seller is in default of its obligations under the Kinney Sublease other than in respect of defaults that have been cured by Seller.

          (I) Seller has not given written notice to KSI of any defaults under the Kinney Sublease, which remain uncured, except for the matters set forth in the letters described in subsection (k) below.

          (j) Seller has received no written notices of offset, defenses and/or counterclaims raised or asserted by KSI with respect to the Kinney Sublease.

          (k)  Seller has not consented in writing to (I) that certain
Second Amendment, Renewal and Extension Agreement by and between KPI (as defined in Schedule E) and Atlas (as defined in Schedule E), dated as of August 1, 1990 (the "Second Amendment"); or (ii) that certain Third Amendment, Renewal and Extension Agreement, by and between KPI and Atlas, dated as of July 1, 1995 (the "Third Amendment"). By letters of objection, dated May 6, 1996, from Seller's counsel, David L. Katsky, Esq., to both (a) KSI's counsel, Philip A. Mittleman, Esq. and (b) Edwin Coyner, a principal of Atlas, Mr. Katsky advised KSI and Atlas that Seller treats the Second Amendment and the Third Amendment as void for lack of the required consents. Seller has not consented to the continued occupancy of Atlas on any basis other than that of a month-to-month tenancy.

          (l)  Notwithstanding Seller's assertions and representations in
(k) above, Purchaser acknowledges that Atlas claims that it has a valid written lease of the Premises, until June 30, 2000, pursuant to that certain Agreement of Lease between the Schnurmacher Corporation ("Landlord") and Atlas, dated as of May 2, 1969, as amended by that certain Amendment, Renewal and Extension Agreement of Lease, by and between Schnurmacher and Atlas, dated as of October 12, 1978 (the "First Amendment"), as purportedly amended and renewed by the Second Amendment, and as purportedly amended and renewed by the Third Amendment.

          (m) To the best knowledge of Seller, the Premises are not being used for residential purposes.

          (n) Seller has not consented to the purported assignment of the sub-sublease by Club Services to First Avenue Nite Club Corp. and has not entered into any written agreements with First Avenue Nite Club Corp.

          (o)  Seller has no employees working at the Premises.

          (p) Seller has not entered into any service contracts in respect of the Premises.

          (q) Attached as Exhibit 1 is a schedule of the insurance that Seller maintains with respect to the Premises.

     3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

          (a) Purchaser acknowledges that, except as expressly provided in this Agreement, it is not relying upon any warranty or representation made or alleged to have been made by Seller, or any agent, in respect of the physical condition of the Premises. Purchaser expressly agrees to accept the Premises "as is" and agrees to assume all of Seller's obligations under the Kinney Sublease. Seller shall under no circumstances be deemed to have made, and Seller hereby disclaims, any representation or warranty, either express or implied, as to any matter whatsoever, including, without limitation, (I) the condition of the Premises and each part thereof or the adequacy, suitability or fitness for any particular purpose of the Premises and any part thereof,
(ii)(l) the compliance of the Premises, in its current or any future state, with applicable zoning ordinances, (2) the ability to obtain a variance with respect to the Premises, or (3) the existence of development rights or the ability to further develop or improve all or any part of the Premises; (iii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including but not limited to state, local or Federal governments or any institutional lenders; and (iv) the present or future condition and operating state of any and all machinery, equipment or other personal property on the Premises and the present or future structural and physical condition of the improvements thereon.

          (b) This Agreement has been duly authorized, executed and delivered by Purchaser, and Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. All acts required to be taken by or on the part of Purchaser to carry out this Agreement and the transactions contemplated by this Agreement have been duly and property taken.

          (c) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

          (d) Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the contemplated transactions will (I) violate any provisions of the Operating Agreement of Purchaser or (ii) violate, conflict with or result in the breach or termination of or constitute a default under the terms of, any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound or by which any of Purchaser's properties or assets may be bound.

          (e) No consent of any other party and no consent, license, approval or authorization of, or exemption by, or registration or declaration with, any governmental authority, bureau or agency not previously obtained, is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to Purchaser or the consummation of the contemplated transactions or if such consent is required, it has been obtained.

     4. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions unless waived by Seller:

          (a) The representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on such date, and Purchaser shall have performed all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (b) Purchaser shall have performed all of its obligations required by this Agreement to have been performed on or before the Closing.

     5. CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE. The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions unless waived by Purchaser:

          (a) The representations and warranties of Seller shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on such date, and Seller shall have performed all of its obligations required to be performed by it under this Agreement on or prior to the Closing.

          (b) Purchaser shall have obtained all required consents to the consummation of the transactions contemplated by this Agreement.

          (c) Seller shall have performed all of its obligations required by this Agreement to have been performed on or before the Closing.

     6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION. The representations and warranties of the parties hereto shall survive the Closing for a period of one (1) year.

     7. DELIVERIES AT CLOSING. The following deliveries shall be made at the
Closing:

           (a) Seller and Purchaser shall execute, acknowledge and deliver an assignment and assumption agreement with respect to the Lease and the Kinney Sublease pursuant to which Seller shall assign to Purchaser, without merger, all of its right, title and interest, in and to the Lease as Landlord and Tenant and the Kinney Sublease, as Sublandlord, and Purchaser shall assume and agree to perform all of the terms, covenants and conditions of the Lease and the Kinney Sublease to be performed thereunder by Seller.

          (b) Each party shall deliver to the other such evidence as may be reasonably required of the due authorization, execution and delivery of this Agreement and the documents executed in connection herewith.

          (c) Purchaser shall deliver to Seller a certified or official bank check to the order of Seller in the amount of $228,616 and payment of the balance of the Purchase Price.

          (d) Purchaser shall cause to be delivered to Seller the original promissory notes and any other instruments evidencing and/or securing the July 5, 1990 Loan and the May 8, 1996 Loan or, if applicable, an affidavit of lost notes together with an indemnification in favor of Seller.

          (e) Seller and Purchaser shall execute and deliver such other instruments and documents to which the other party may be entitled pursuant to any of the other provisions of this Agreement or which may be reasonably required in connection with the Closing pursuant hereto.

     8.   MISCELLANEOUS.

          (a) All notices, demands, solicitation of consent or approval, and other communications hereunder shall be in writing and shall be deemed to have been given when given by hand or overnight courier service or on the second (2nd) business day after being deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested and addressed, as the case may be:

     To Seller:          Andal Corp.
                         909 Third Avenue
                         New York, New York 10022
                         Attention: Michael S. Huber

     with a copy to:     Esanu Katsky Korins & Siger
                         605 Third Avenue
                         New York, New York 10158
                         Attention: Randolph Amengual, Esq.

     To Purchaser:       FAM, LLC
                         c/o Milstein Properties
                         1271 Avenue of the Americas
                         New York, New York 10020
                         Attention: Edwin V. Petz, Esq.

     with a copy to      Schulte Roth & Zabel
                         900 Third Avenue
                         New York, New York 10022
                         Attention: Gregory P. Pressman, Esq.

Any party may, by like notice, change the address or person to whom notice shall be given. The attorneys for the parties hereto are authorized to give any notices hereunder.

          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any otherwise applicable conflict of laws principles. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in any Federal or state court in New York County in the State of New York and by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to its property and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and consents that any action may be commenced by service made in the manner provided for the giving of notice pursuant to Paragraph 10(c) of this Agreement.

          (c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (d) Headings. The headings in the Paragraphs of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

          (e)  Fire, Casualty, Condemnation.  The provisions of Section
S-1311 of the General Obligations Law shall not apply to this Agreement. Purchaser shall be obligated to close, notwithstanding a fire or casualty or a taking of all or a portion of the Premises in condemnation. In the event of a fire or casualty, Purchaser shall be entitled to the proceeds of any fire or casualty policy which would otherwise have been payable to Seller. In the event of a taking by reason of condemnation, Purchaser shall be entitled to any award payable to Seller in respect of such taking.

          (f) Violations. Purchaser shall accept title to the Premises subject to any and all violations affecting the Premises.

          (g) Possible Sub-sublease. Purchaser acknowledges that it has been placed on notice with respect to the possible claim of an extension of the Atlas Sub-sublease pursuant to the July 1, 1995 amendment and to possible claims by third-parties to a sub-sublease from Kinney of a portion of the Premises pursuant to certain documents referred to in item 4 on Schedule E hereto.

          (h) Assignment of Claims. At the Closing, Seller shall assign to Purchaser any claims for damages, injunctive relief and any legal remedy that Seller may have against Kinney, Atlas or any other persons or entities claiming occupancy rights in the Premises, including, without limitation, any claims against Kinney for extending the Atlas Sub-sublease without Seller's consent. Seller shall cooperate with Purchaser in its efforts to enforce any of the claims assigned pursuant to this subsection (h), including, without limitation, the provision of documents and the giving of testimony, if necessary, so long as Purchaser reimburses any reasonable expenses incurred by Seller. The provisions of this subsection (h) shall survive the Closing.

          (I) Letter of Credit. KSI has delivered a letter of credit dated July 1, 1994, in the amount of $175,000 (the "Letter of Credit") to Seller's predecessor-in-title, Schnurmacher Corporation. The Letter of Credit and a letter agreement entered into between Seller and Schnurmacher Corporation, dated May 8, 1996, in respect of the Letter of Credit are annexed hereto as Exhibit 2. Purchaser agrees to accept title to the Premises subject to, and to assure, the obligations set forth in the letter agreement. Seller shall cooperate with Purchaser in its efforts to secure the release of the Letter of Credit from the obligations contained in the May 8, 1996 letter agreement.

          (j) Conflict. In the event of any inconsistency or conflict between the terms and provisions of the printed portion of this Agreement and this Rider, the terms and provisions of this Rider shall govern and be binding.

          (k) Severability. If any paragraph, section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Rider on the date first written above.

                              ANDAL CORP.

                              By:  /s/ Michael S. Huber
                              Name:     Michael S. Huber
                              Title:    Senior Vice President

                              FAM, LLC
                              By:  Builtland Associates, Member

                              By:       /s/ Paul Milstein
                              Name:     Paul Milstein
                              Title:    General Partner

                           Exhibit 1


                       Insurance Schedule

                           Exhibit 2


                   Letter of Credit Documents

                                   May 8, 1996

Andal Corp.
909 Third Avenue
New York, New York 10022

     Re:  Kinney System. Inc. $175,000 Letter of Credit

Gentlemen:

     On this date we are conveying to you title to the property known as 1110 First Avenue, New York, New York, and assigning to you the landlord's interest in the lease dated June 19, 1979, as amended, covering said property (the "Lease").

     There is a lawsuit pending in the Supreme Court of the State of New
York, County of New York, entitled Arshad Butt v. Alstevlen Realty Corp. Inc., Charles Schmurmacker, Atlas Garage and Rental Inc. (Schnurmacher Corp. is the successor by merger and consolidation of Alstevlen Realty Corp.). Pursuant to the Lease the tenant is required to maintain liability insurance for our benefit in connection with the claims asserted in the lawsuit, and to indemnify us against such claims. To date, the insurance carrier has taken the position that we are not an additional insured under its policy and we have no coverage under the policy in effect at the time of the alleged occurrence (See attached copy of letter dated February 16, 1996 from Kevin A. Lane, Esq. to Fred Plotkin, Esq.). Further, there has been no response to either of Fred Plotkin's letters dated February 21, 1996, copies of which are attached.

     We are currently holding as security under the Lease a letter of credit, a copy of which is attached hereto. You have agreed that we will continue to hold the letter of credit as security, pursuant to the terms of the lease as if we remained the landlord thereunder (including the right to draw down the letter of credit and put the proceeds in an interest-bearing account, or to apply the proceeds), until both of the following shall occur:

Andal Corp.
Page 2

          (1) The earlier to occur of either: (a) we receive confirmation, in form reasonably satisfactory to us, that we have insurance coverage for the full amount of the damages asserted in the lawsuit; or (b) there is a final disposition of lawsuit without any liability on our part: and

          (2) We receive evidence reasonably satisfactory to us that liability insurance coverage complying with the requirements of the Lease has been in effect for our benefit during the Lease term, for all matters for which insurance for our benefit was required under the Lease.

     If either (1) or (2), above, has not occurred by the termination or expiration of the Lease term, we reserve the right to continue to hold the security and to apply same in any manner the landlord is entitled to apply same under the Lease.

     You agree that so long as we are entitled to retain same pursuant to the terms of this letter, you will not modify the Lease requirements to relieve the tenant of its obligation to maintain the letter of credit, and you will give us prior notice of any action you may take to effect a termination of the Lease prior to its normal expiration date. The preceding sentence notwithstanding, you may modify or terminate the Lease provided that you first substitute cash security or your letter of credit in the amount of $175,000, to be held by us on the terms set forth above, including but not limited to our right to draw down the letter of credit and put the proceeds in an interest-bearing account, or to apply the proceeds, as if we had remained the landlord and you had remained the tenant under the Lease, and the Lease had not been modified or terminated.

     If the foregoing accurately sets forth our agreement, indicate by countersigning this letter below.

                              Very truly yours,

                              SCHNURMACHER CORP.



                              By:  /s/ Ira J. Weinstein
                                   President

Accepted and agreed:

Andal Corp.

By:  /s/ Michael S. Huber
     SVP

                         LAW OFFICES OF
                          SLIWA & LANE
                    700 CATHEDRAL PARK TOWER
                       37 FRANKLIN STREET
                   BUFFALO, NEW YORK   14202

KEVIN A. LANE                           TELEPHONE:                (716) 853-2050
STANLEY J. SLIWA                        FACSIMILE:                (716) 842-6205
JOHN A. ZIEGLER
WILLIAM K. KENNEDY       Writer's Extension:  208
TIMOTHY J. STEVENS
LYNDA M. STROH
WENDY A SCOTT
ANNE K. KYZMIR

VIA FAX AND MAIL                   February 16, 1996

Fred Plotkin
Plotkin & Willick
551 Fifth Avenue
New York, New York   10176-1298

RE: Arshad Butt v. Alstevlen Realty, Charles Schnurmacher, Atlas Auto Rental, and Andal Corp.
     Date of Loss             :    9/24/91
     Mutual Marine Policy #   :    MMO-00870LP291
     MMO File No.             :    S/71366
     Our File No.             :    C05-044

Dear Mr. Plotkin:

     We have received and wish to thank you for your letter of February 13, 1996 together with the accompanying materials. We are following up with Liberty Mutual at this time.

     I would also like to comment on your observations concerning the Certificates of Insurance that you have provided to me. Please note that those documents were not produced by my client or its agent, but instead, were produced by your client's broker. In any event, they, as is always the case in New York State, do not create or have any impact upon coverage. Put another way, certificates insurance mean nothing in general and here in particular. Thus, the mere reference of your client on that document does not mean, or even support, a finding that it is an additional insured.

     Instead, additional insured status on the relevant policy can only come about pursuant to the additional insured endorsement. As I previously indicated to you, that endorsement requires a number of different things. It is not automatic coverage. Furthermore, even where all the conditions for coverage have been met, there still must be contribution, based upon the other insurance clauses in each policy, between the MMO policy and the parties own policy. That is where we are now.

       Although I hate to bother you further, I do require the additional materials that I previously requested, including the relevant leases. Please forward those materials to me as soon as you can. Once again, thank you for providing me with the information. Please let me know if you have any questions at any time.

                              Very truly yours,



                              /s/ Kevin A. Lane
                              Kevin A. Lane
                              for Sliwa & Lane

Writer's Extension:  208

                        PLOTKIN & WlLLICK
                        ATTORNEYS AT LAW
                        551 FIFTH AVENUE
                NEW YORK, NEW YORK   10176-1298

                         (212) 972-2300

                                                   TELECOPIER:  (212) 972-2303

By Hand                            February 21, 1996

Kinney System Inc.
60 Madison Avenue
New York, New York   10010

Kornreich Insurance Services
919 Third Avenue
New York, New York   10022

Andal Corp.
909 Third Avenue
New York, New York   10022

     Re:  Arshad Butt v. Alstevlen Realty et al

Gentlemen:

     We are general counsel to Schnurmacher Corp., successor by merger to Alstevlen Realty Corp.

     The above-referenced lawsuit pertains to an occurrence at 1110 First Avenue, New York, New York, dating back to September 24, 1991. Kornreich Insurance Services issued a certificate of insurance (copy enclosed) on behalf of Kinney System Inc., the tenant of the property, which designated Schnurmacher Corp. as an additional insured.

     The carrier is now raising questions as to coverage, including a question as to whether our client was an additional insured under the policy. Enclosed are copies of correspondence between myself and the attorney for the carrier, dated January 24, 1996, January 29, 1996, February 4, 1996, February 13, 1996, February 16, 1996 and February 21, 1996, together will all enclosures referred to therein, other than the lease and lease amendments referred to in my February 21 letter.





PLOTKIN & WILLICK



Kornreich Insurance Services
Andal Corp.
Kinney System Inc.
Page 2
February 21, 1996



     As set forth in the last three paragraphs of my February 21 letter, Schnurmacher Corp. will look to the party or parties responsible for any failure by the carrier to defend and indemnify Schnurmacher Corp. with respect to this matter.

     I look forward to a prompt response from each of you.

                                   Very truly yours,



                                   By:  /s/ Fred Plotkin
                                        Fred~Plotkin

c.c.:  Schnurmacher Corp.

                       PLOTKIN & WILLICK
                        ATTORNEYS AT LAW
                        551 FIFTH AVENUE
                 NEW YORK, NEW YORK 10176-1298

                         (212) 972-2300

                                                   TELECOPIER:  (212) 972-2303

Federal Express                         February 21, 1996


Kevin A. Lane, Esq.
Sliwa & Lane
700 Cathedral Park Tower
37 Franklin Street
Buffalo, New York   14202

     Re:  Arshad Butt v. Alstevlen Realty, Charles
          Schnurmacher, Atlas Auto Rental, and
          Andal Corp.
          Date of Loss:            9/24/91
          Mutual Marine Policy     MMO-00870LP291
          MMO File No.:            S/71366
          Your File No.:           CO5-044

Dear Mr. Lane:

     I am in receipt of your February 16, 1996 letter. In response thereto, I am enclosing herewith copies of the lease dated June 19, 1979 between Schnurmacher Corp., as landlord, and Kinney System, Inc., as tenant, covering 1110 First Avenue, New York, New York, and Amendment to Lease dated October 24, 1979, and a copy of an Amendment to Lease dated as of August 1, 1982 between Schnurmacher Corp., as landlord, and National Kinney Corp., as tenant.

     With respect to the other documentation requested in your January 24, 1996 letter, I have previously advised you to contact Liberty Mutual regarding other insurance in effect as of September 24, 1991, and I have previously sent you a copy of the certificate of insurance for the policies furnished by the tenant.

     I call your attention in particular to Section 39.01(vi) of the lease, beginning on page 7 of the rider, which obligates the tenant to maintain "comprehensive general liability insurance with contractual liability endorsement . . .", and to Article 44, beginning on page 22 of the lease rider, in which the tenant indemnifies the landlord from a broad range of occurrences

PLOTKIN & WILLICK

Kevin A. Lane, Esq.
Page 2
February 21, 1996

and liabilities, including work done at the premises and personal injuries occurring at the premises (This paragraph should not be read as in any way limiting the lease provisions, but merely to call your attention to certain provisions I believe to be pertinent. of course, the parties' obligations are governed by the lease itself).

     While I take issue with various assertions in your February 16 letter, as we have previously discussed, including your inference that your client may even disclaim coverage at this late date, four and a half years after the occurrence, the purpose of this letter is merely to forward to you a copy of the lease, as you have requested. However, I must advise you that the certificate of insurance was not furnished by my client's broker, as you assert in the second paragraph of your letter. It was furnished by your insured. Accordingly, to the extent that the certificate does not evidence the insurance required under the lease, the tenant was and is in default under the lease.

     Further, it seems that if the certificate does not accurately reflect the coverage it purports to evidence, then it was wrongfully issued by the producer, Kornreich Insurance Services, who my client would look to, along with the tenant, for indemnification. The question also arises as to whether Kornreich is an authorized agent of your client. Please advise if this is the case.

     By copies of this letter we are putting all parties on notice that Schnurmacher Corp. will seek indemnification for any liability or damages resulting from failure of the carrier to defend and indemnify Schnurmacher Corp. in this matter.

                                   Very truly yours,

                                   PLOTKIN & WILLICK



                                   By:  /s/ Fred Plotkin
                                        Fred Plotkin

c.c.:     Andal corp.
     Kinney System Inc.
     Kornreich Insurance Services
     Schnurmacher Corp.